UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2009

GLOBALSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Facility

On June 5, 2009, Globalstar, Inc. (the “Company” or “Globalstar”) entered into the previously announced $586.3 million senior secured facility agreement with a syndicate of bank lenders, including BNP Paribas, Natixis, Société Générale, Caylon, Crédit Industriel et Commercial as arrangers and BNP Paribas as the security agent and COFACE agent. Ninety-five percent of Globalstar’s obligations under the agreement will be guaranteed by COFACE, the French export credit agency.  Upon fulfillment of the conditions described below and funding, the new facility will be comprised of:

•                  a $563.3 million tranche that will be used to make future payments to and to reimburse Globalstar for amounts it previously paid to Thales Alenia Space for construction of the Company’s second-generation satellites. Such reimbursed amounts will be used by Globalstar (a) to make payments to Arianespace for launch services, Hughes Networks Systems LLC for ground network equipment, software and satellite interface chips and Ericsson Federal Inc. for ground system upgrades, (b) to provide up to $150 million for the Company’s working capital and general corporate purposes and (c) to pay a portion of the insurance premium to COFACE; and

•                  a $23 million tranche that will be used to make payments to Arianespace for launch services and to pay a portion of the insurance premium to COFACE.

In addition to delivery of standard items, Globalstar will not be able to draw on the facility until the following conditions precedent are met.

•                  Evidence that Thermo Funding Company LLC has converted into capital stock of Globalstar all of the outstanding indebtedness owed by Globalstar, which was approximately $180 million at May 31, 2009 under the existing loan agreement between Globalstar and Thermo Funding Company;

•                  Evidence that at least $45 million has been invested in the Company through stock issuances or subordinated loans;

•                  Evidence that Thermo Funding Company has deposited $60 million in cash into a contingent equity account, which can be drawn by Globalstar as additional equity upon specified events; and

•                  Evidence that a debt service reserve account has been funded with approximately $46.8 million in cash and guarantees.

These conditions must be satisfied by August 5, 2009 and there can be no assurance that funding will occur.  Thermo Funding Company has agreed in principle to convert the existing debt owed to it by Globalstar into equity and to provide up to $105 million in equity and contingent equity.  Thermo Funding Company and certain second-generation suppliers have agreed in principle to fund the debt service reserve account.  The terms of these arrangements have not been finalized.

The facility will mature 96 months after the first repayment date.  Scheduled semi-annual principal repayments will begin the earlier of eight months after the launch of the second generation constellation or December 15, 2011.  The facility will bear interest at a floating LIBOR rate, capped at 4%, plus 2.07% through December 2012, increasing to 2.25% through December 2017 and 2.40% thereafter.  Interest payments will be due on a semi-annual basis.

The Company’s obligations under the facility are guaranteed on a senior secured basis by all of the Company’s domestic subsidiaries and are secured by a first priority lien on substantially all of the assets of Globalstar and its domestic subsidiaries (other than their FCC licenses), including patents and trademarks, 100% of the equity of Globalstar’s domestic subsidiaries and 65% of the equity of certain foreign subsidiaries.

The borrowings may be repaid without penalty on the last day of each interest period after the full facility has been borrowed or the earlier of seven months after the launch of the second generation constellation or November 15, 2011, but amounts repaid may not be reborrowed. Loans must be repaid (a) in full upon a change in control or (b) partially (i) if there are excess cash flows on certain dates, (ii) upon certain insurance and condemnation events and (iii) upon certain asset dispositions. The facility agreement includes covenants that (a) require Globalstar to maintain a minimum liquidity amount after the second repayment date, a minimum adjusted consolidated EBITDA, a minimum debt service coverage ratio and a maximum net debt to adjusted consolidated EBITDA ratio and (b) place limitations on the ability of Globalstar and its subsidiaries to incur debt, create liens, dispose of assets, carry out mergers and acquisitions, make loans, investments, distributions or other transfers and capital expenditures or enter into certain transactions with affiliates.  The Company is permitted to make payments under the terms of its 5.75% Convertible Senior Notes due 2028.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking, commercial banking services and other services to the Company for which they have in the past received, and may in the future receive, customary fees.

A copy of the facility agreement will be filed with the Company’s Form 10-Q for the quarter ended June 30, 2009.

Amended and Restated Satellite Construction Contract

On June 3, 2009, Globalstar and Thales Alenia Space France entered into an amended and restated contract for the construction of the second generation satellites to incorporate prior amendments, acceleration requests and make other non-material changes to the contract entered into in November 2006.  The total contract price is approximately €678.9 million (approximately $904.8 million at a weighted average conversion rate of €1.00 = $1.3328 at March 31, 2009) including approximately €146.8 million which was paid by the Company in U.S. dollars at a fixed conversion rate of €1.00 = $1.2940. The contract requires Thales Alenia Space to commence delivery of satellites in the third quarter of 2009, with deliveries continuing until 2013.

Item 8.01 Other Events.

On June 5, 2009, Globalstar issued a press release concerning the facility agreement.  The text of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press release dated June 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and Chief Financial Officer

Date:  June 8, 2009